EXHIBIT 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORTS

February 18, 2004

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Nextel Communications, Inc. and subsidiaries (the “Company”) for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, as indicated in our reports dated May 14, 2003, August 8, 2003, and November 10, 2003 (which includes an explanatory paragraph referring to the Company’s adoption of Emerging Issues Task Force (EITF)
00-21, “Revenue Arrangements with Multiple Deliverables” in the third quarter of 2003), respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

McLean, Virginia